UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 28, 2005

iPCS, Inc.

(Exact name of registrant as specified in its charter)

Delaware	333-117942; 333-117944	36-4350876
(State or other jurisdiction Of incorporation)	(Commission File Numbers)	(IRS Employer Identification No.)

1901 North Roselle Road, Schaumburg, Illinois	60195
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (847) 885-2833

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

On July 28, 2005, iPCS, Inc. and its subsidiaries iPCS Wireless, Inc., Horizon Personal Communications, Inc. and Bright Personal Communications Services, L.L.C. (collectively, the “iPCS Plaintiffs”) entered into a Forbearance Agreement (the “Agreement”) with Sprint Corporation and certain of its subsidiaries (the “Sprint Parties”) relating to ongoing litigation in Delaware and Illinois among the iPCS Plaintiffs, the Sprint Parties and others.

The Agreement sets forth the iPCS Plaintiffs’ agreement not to seek certain injunctive relief in the ongoing litigation under certain circumstances and contemplates the parties proceeding directly to a trial relating to the iPCS Plaintiffs' request for a permanent injunction and other equitable relief. The Agreement also sets forth the Sprint Parties’ agreement as to certain parameters for the operation of the Sprint Parties' wireless business in the territories operated by the iPCS Plaintiffs following the merger involving Sprint Corporation and Nextel Communications, Inc., in each case during the period of time that the Agreement remains in effect.

A copy of the Agreement is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(c)           Exhibits

Exhibit No.

99.1  Forbearance Agreement, dated July 28, 2005, among Sprint Corporation, Sprint Spectrum L.P., WirelessCo L.P., Sprint Communications Company L.P., Sprint Telephony PCS, L.P., Sprint PCS License, L.L.C., iPCS, Inc., iPCS Wireless, Inc., Horizon Personal Communications, Inc. and Bright Personal Communications Services, L.L.C.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

iPCS, Inc.

Date: July 28, 2005
	By:	/s/ Stebbins B. Chandor, Jr.
	Name:	Stebbins B. Chandor, Jr.
	Title:	Executive Vice President and Chief Financial Officer